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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES             EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES




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
Year ended December 31
Dollars in millions                                                 2000          1999          1998          1997          1996
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
EARNINGS
Income from continuing operations before taxes                    $1,848        $1,788        $1,651        $1,595        $1,526
Fixed charges excluding interest on deposits                       1,033           980         1,159         1,080         1,014
                                                                  --------------------------------------------------------------
   Subtotal                                                        2,881         2,768         2,810         2,675         2,540
Interest on deposits                                               1,653         1,369         1,471         1,457         1,428
                                                                  --------------------------------------------------------------
   Total                                                          $4,534        $4,137        $4,281        $4,132        $3,968
                                                                  ==============================================================

FIXED CHARGES
Interest on borrowed funds                                          $915          $870        $1,065        $1,010          $985
Interest component of rentals                                         50            44            33            26            27
Amortization of notes and debentures                                   1             1             1             1             1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                                    67            65            60            43             1
                                                                  --------------------------------------------------------------
   Subtotal                                                        1,033           980         1,159         1,080         1,014
Interest on deposits                                               1,653         1,369         1,471         1,457         1,428
                                                                  --------------------------------------------------------------
   Total                                                          $2,686        $2,349        $2,630        $2,537        $2,442
                                                                  ==============================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                      2.79x         2.82x         2.42x         2.48x         2.50x
Including interest on deposits                                      1.69          1.76          1.63          1.63          1.62
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